Filed pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333- 136033

PROSPECTUS SUPPLEMENT NO. 6

8,450,000 Shares

PRECISION OPTICS CORPORATION, INC.

Common Stock

This prospectus supplement amends the prospectus dated August 14, 2006, as previously supplemented by Prospectus Supplement No. 1 thereto dated October 13, 2006, Prospectus Supplement No. 2 thereto dated November 14, 2006, Prospectus Supplement No. 3 dated February 14, 2007, Prospectus Supplement No. 4 dated May 15, 2007, and Prospectus Supplement No. 5 dated October 9, 2007 related to the common stock that may be re-sold by the selling security holders named therein to include information related to the financial condition and the results of operations for Precision Optics Corporation, Inc. for the quarter ended September 30, 2007.

This prospectus supplement should be read in conjunction with the prospectus dated August 14, 2006, Prospectus Supplement No.1 thereto dated October 13, 2006, Prospectus Supplement No. 2 thereto dated November 14, 2006, Prospectus Supplement No. 3 dated February 14, 2007, Prospectus Supplement No. 4 dated May 15, 2007, and Prospectus Supplement No. 5 dated October 9, 2007, which are to be delivered with this prospectus supplement.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 1 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

November 14, 2007

FORM 10-QSB

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

(X) QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2007

Commission file number 001-10647

PRECISION OPTICS CORPORATION, INC.

(Exact name of small business issuer as specified in its charter)

Massachusetts	04-2795294
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

22 East Broadway, Gardner, Massachusetts 01440-3338
(Address of principal executive offices) (Zip Code)

(978) 630-1800
(Issuer's telephone number, including area code)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒ No ☐

Indicate by check mark whether the registrant is a shell company (as defined by Rule 12b-2 of the Exchange Act).

Yes ☐ No ☒

The number of shares outstanding of issuer's common stock, par value $.01 per share, at November 10, 2007 was 25,458,212 shares.

Transitional Small Business Disclosure Format (check one):

Yes ☐ No ☒

Item 1

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30, 2007	June 30, 2007
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$539,729	$840,179
Accounts Receivable, net	657,137	801,206
Inventories, net	699,596	904,736
Prepaid Expenses	34,695	53,039
Total Current Assets	1,931,157	2,599,160
PROPERTY AND EQUIPMENT
Machinery and Equipment	3,581,430	3,559,384
Leasehold Improvements	553,595	553,596
Furniture and Fixtures	150,603	150,603
Vehicles	42,343	42,343
	4,327,971	4,305,926

Less: Accumulated Depreciation	(4,163,461)	(4,148,239)
Net Property and Equipment	164,510	157,687
OTHER ASSETS
Cash surrender value of life insurance policies	5,465	4,438
Patents, net	286,532	274,312
Total Other Assets	291,997	278,750
TOTAL ASSETS	$2,387,664	$3,035,597

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts Payable	$219,718	$343,730
Accrued Employee Compensation	180,714	270,437
Accrued Professional Services	64,275	75,616
Accrued Warranty Expense	25,000	25,000
Other Accrued Liabilities	20,122	3,604
Total Current Liabilities	509,829	718,387
STOCKHOLDERS' EQUITY
Common Stock, $0.01 par value -
Authorized - 50,000,000 shares
Issued and Outstanding - 25,458,212 shares at September 30, 2007 and at June 30, 2007	254,582	254,582
Additional Paid-in Capital	37,224,488	37,197,015
Accumulated Deficit	(35,601,235)	(35,134,387)
Total Stockholders' Equity	1,877,835	2,317,210

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,387,664	$3,035,597

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

	Three Months Ended September 30,
	2007	2006
Revenues	$1,101,728	$427,625

Cost of Goods Sold	795,434	383,460

Gross Profit	306,294	44,165

Research and Development Expenses, net	302,433	264,523

Selling, General and Administrative Expenses	475,512	483,024

Total Operating Expenses	777,945	747,547

Operating Loss	(471,651)	(703,382)

Interest Income	4,803	15,203

Net Loss	$(466,848)	$(688,179)

Loss Per Share - Basic and Diluted	$(0.02)	$(0.04)

Weighted Average Common Shares Outstanding - Basic and Diluted	25,458,212	15,458,212

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

	Three Months Ended September 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(466,848)	$(688,179)
Adjustments to Reconcile Net Loss to Net Cash
Used In Operating Activities -
Depreciation and Amortization	27,847	12,003
Stock-based compensation expense	27,474	58,353
Changes in Operating Assets and Liabilities-
Accounts Receivable, net	144,069	38,184
Inventories	205,140	(54,533)
Prepaid Expenses	18,344	1,366
Accounts Payable	(124,012)	67,912
Other Accrued Expenses	(84,547)	(111,156)
Net Cash Used In Operating Activities	(252,533)	(676,050)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Property and Equipment	(22,045)	(24,481)
Increase in Other Assets	(25,872)	(39,458)
Net Cash Used In Investing Activities	(47,917)	(63,939)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of Offering Costs	-	(15,460)
Net Cash Provided By Financing Activities	-	(15,460)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(300,450)	(755,449)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	840,179	2,030,428

CASH AND CASH EQUIVALENTS, END OF PERIOD	$539,729	$1,274,979

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid for-
Income Taxes	$-	$-

PRECISION OPTICS CORPORATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Operations

The accompanying consolidated financial statements include the accounts of Precision Optics Corporation, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

These consolidated financial statements have been prepared by the Company, without audit, and reflect normal recurring adjustments which, in the opinion of management, are necessary for a fair statement of the results of the first quarter of the Company's fiscal year 2008. These consolidated financial statements do not include all disclosures associated with annual consolidated financial statements and, accordingly, should be read in conjunction with footnotes contained in the Company's consolidated financial statements for the year ended June 30, 2007 together with the Report of Independent Registered Public Accounting Firm filed under cover of the Company's 2007 Annual Report on Form 10-KSB.

The Company has sustained recurring net losses and negative cash flows from operations for several years. During the year ended June 30, 2007, the Company incurred a net loss of $2,889,829 and used cash in operations of $3,334,918. During the first quarter of fiscal year 2008, the Company incurred a net loss of $466,848 and used cash in operations of $252,533. As of September 30, 2007, cash and cash equivalents were $539,729, accounts receivable were $657,137 and current liabilities were $509,829, resulting in a net liquid asset amount of $687,037. These factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Based on the current financial condition of the company and the expectation of future continued quarterly operating losses during fiscal 2008, management is currently investigating and evaluating alternatives for raising additional capital through private and public debt and equity offerings that can be completed during the Company’s second or third quarters of fiscal year 2008.

The Company has incurred quarter to quarter operating losses during its recent efforts to develop current products including endoscopes, image couplers, beamsplitters, thin film coatings, night vision and micro-optic lenses, prisms and assemblies for various applications and utilizing a number of proprietary and patent-pending technologies including Lenslock TM endoscope and micro-precision TM lens technologies. Management expects that such operating losses will continue through fiscal year 2008, and until sales increase to breakeven and profitable levels. Management also believes that the opportunities represented by these products have the potential to generate sales increases to achieve breakeven and profitable results. In an effort to decrease operating expenses, the Company has recently begun implementing cost containment plans including work force reductions, deferring of certain development initiatives and focusing on a limited number of products and technologies expected to provide near term revenues. The Company will continue its review of other expense areas to determine where additional reductions in discretionary spending can be achieved. There can be no assurance that the Company's operating plans will be successful or that the Company will be successful in obtaining the capital necessary to continue ongoing operations. If the Company is unable to raise sufficient working capital by the second or third quarters of fiscal year 2008, some or all of its operations will have to be shut down. The Company expects its recent pattern of quarter-to-quarter revenue fluctuations to continue, due to the uncertain timing of individual orders and their size in relation to total revenues. As of September 30, 2007 the Company had 33 full-time employees.

During the past year, the introduction of several new products, along with new and on-going customer relationships, has resulted in significant revenue growth. The Company believes that with continued promotion, these opportunities have the potential to continue the general trend of increasing revenues, which, along with enhanced operations are required in order for the Company to achieve profitability.

Use of Estimates

The preparation of these consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Loss Per Share
Basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. For the three months ended September 30, 2007 and 2006, the effect of stock options and warrants was antidilutive; therefore, they were not included in the computation of diluted loss per share. The number of shares issuable upon the exercise of outstanding stock options and warrants that were excluded from the computation as their effect would be antidilutive were approximately 12,532,583 and 2,492,583 for the three months ended September 30, 2007 and 2006, respectively.

Revenue Recognition

In December 2003, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB No. 104”) which establishes guidance in applying generally accepted accounting principles to revenue recognition in financial statements and was effective for the Company’s fiscal year 2004. SAB No. 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the price to the buyer is fixed and determinable; and (4) collectibility is reasonably assured. The Company’s shipping terms are customarily FOB shipping point. The Company’s revenue recognition practices comply with the guidance in the bulletin.

The sales price of products and services sold is fixed and determinable after receipt and acceptance of a customer’s purchase order or properly executed sales contract, typically before any work is performed. Management reviews each customer purchase order or sales contract to determine that the work to be performed is specified and there are no unusual terms and conditions which would raise questions as to whether the sales price is fixed or determinable. The Company assesses credit worthiness of customers based upon prior history with the customer and assessment of financial condition. Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for that portion of accounts receivable considered to be uncollectible, based upon historical experience and management’s evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off against the allowance when identified.

The Company’s revenue transactions typically do not contain multiple deliverable elements for future performance obligations to customers, other than a standard one-year warranty on materials and workmanship, the estimated costs for which are provided for at the time revenue is recognized. Revenues for industrial and medical products sold in the normal course of business are recognized upon shipment when delivery terms are FOB shipping point and all other revenue recognition criteria have been met. Gross shipping charges reimbursable from customers, to deliver product, are insignificant and are included in Revenues, while shipping costs are classified as the Selling, General and Administrative Expenses section of the Consolidated Statement of Operations.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the likelihood of utilization of existing deferred tax assets, management has considered historical results of operations and the current operating environment. Based on this evaluation, a full valuation reserve has been provided for the deferred tax assets.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has adopted FIN 48 as of July 1, 2007.

The Company had net deferred tax assets totaling approximately $1.6 million as of June 30, 2007 prior to the consideration of the full valuation allowance. Realization of the deferred tax assets is dependent upon the Company’s ability to generate sufficient future taxable income and, if necessary, execution of tax planning strategies.

The Company’s historical operating losses raise considerable doubt as to when, if ever, any of the deferred tax assets will be realized. As a result, management has provided a full valuation allowance for the net deferred tax assets. In the event management determines that sufficient future taxable income may be generated in subsequent periods and the previously recorded valuation allowance is no longer needed, the Company will decrease the valuation allowance by providing an income tax benefit in the period that such a determination is made.

FIN 48 requires that an enterprise must determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. A tax position that meets the more-likely-than-not threshold is then measured to determine the amount of benefit to recognize in the financial statements. Based on its assessment, the Company has concluded that there are no significant uncertain tax positions that require recognition in the financial statements.

With respect to any future uncertain tax positions, the Company intends to record interest and penalties, if any, as a component of income tax expense.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosure requirements regarding fair value measurement. SFAS No. 157 is effective for the Company beginning July 1, 2008. The Company is currently reviewing SFAS No. 157 to determine the impact and materiality of its adoption.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS No. 159"), which permits companies to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the effect SFAS No. 159 will have on its consolidated financial position and results of operations.

2. INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following:

	September 30, 2007	June 30, 2007
Raw Materials	$385,336	$511,588
Work-In-Progress	247,458	349,936
Finished Goods	66,802	43,212
Total Inventories	$699,596	$904,736

3.   STOCK-BASED COMPENSATION

On July 1, 2006, the Company adopted SFAS No. 123(R), Accounting for Stock-Based Compensation (“SFAS No. 123(R)”), which requires the measurement and recognition of all compensation costs for all stock based awards made to employees and the Board of Directors based upon fair value over the requisite service period for awards expected to vest. Prior to adoption, the Company accounted for stock options under the intrinsic value method set in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and provided the required pro forma disclosures prescribed by SFAS No. 123, Accounting for Share-based Compensation (“SFAS No. 123”), as amended.

SFAS 123(R) requires the Company to estimate the fair value of share-based awards on the date of grant using an option pricing model. The Company adopted SFAS 123(R) using the modified prospective transition method which required the application of the accounting standard starting July 1, 2006, the first day of the Company’s fiscal year 2007.

Stock-based compensation costs recognized during the three month periods ended September 30, 2007 and 2006 amounted to $27,474 and $58,353, respectively, and was included in the accompanying consolidated statements of operations. No compensation has been capitalized because such amounts would have been immaterial. There was no net income tax benefit recognized related to such compensation for the three month periods ended September 30, 2007 and 2006, as the Company is currently in a loss position. Total amount of options granted during the three month periods ended September 30, 2007 and 2006 were -0- and 225,000, respectively.

As of September 30, 2007, the unrecognized compensation costs related to options vesting will be primarily recognized over a period of approximately 4 years:

OPTIONS	2008	2009	2010	2011	Total

Compensation Expense	$73,644	$84,720	$21,805	$21,805	$201,974

On November 10, 2005, the FASB issued FASB Staff Position SFAS 123R-3, Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. The Company has elected to adopt the alternative transition method provided by the FASB Staff Position for calculating the tax effects (if any) of stock-based compensation expense pursuant to SFAS 123(R). The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool related to the tax effects of employee stock-based compensation, and to determine the subsequent impact to the additional paid-in capital pool and the consolidated statements of operations and cash flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123(R).

Upon adoption of SFAS 123(R), in accordance with Staff Accounting Bulletin No. 107, Share-Based Payment the Company selected the Black-Scholes option pricing model as the most appropriate method for determining the estimated fair value for the stock awards. The Black-Scholes method of valuation requires several assumptions: (1) the expected term of the stock award, (2) the expected future stock volatility over the expected term and (3) risk-free interest rate. The expected term represents the expected period of time the Company believes the options will be outstanding based on historical information. Estimates of expected future stock price volatility are based on the historic volatility of the Company’s common stock and the risk free interest rate is based on the U.S. Zero-Bond rate. The Company utilizes a forfeiture rate based on an analysis of the Company’s actual experience. The fair value of options at date of grant was estimated with the following assumptions for the three months ended:

September 30, 2006
Assumptions:
Option life	5.3 years
Risk-free interest rate	5.00%
Stock volatility	108%
Dividend yield	-0-
Weighted average fair value of grants	$ 0.27

Stock Option and Other Compensation Plans:

The type of share-based payments currently utilized by the Company is stock options.

The Company has various stock option and other compensation plans for directors, officers, and employees. The Company has the following stock option plans outstanding as of September 30, 2007: Amended and Restated 1997 Incentive Plan and the 2006 Equity Incentive Plan. Vesting periods are at the discretion of the Board of Directors and typically average five years. Options under these plans are granted at fair market value and have a term of ten years from the date of grant.

During fiscal 2007, the stockholders approved an equity incentive plan (the “2006 Incentive Plan”), which provides eligible participants (certain employees, directors, consultants, etc.) the opportunity to receive a broad variety of equity based and cash awards. Options granted vest and are exercisable for periods determined by the Board of Directors, not to exceed 10 years from the date of grant. A total of 3,497,438 shares of common stock have been reserved for issuance under the 2006 Incentive Plan. At September 30, 2007, a total of 40,000 stock options are outstanding and 3,457,438 shares of common stock were available for future grants under the 2006 Incentive Plan.

During fiscal 1998, the stockholders approved an incentive plan (the “1997 Incentive Plan”), which provided eligible participants (certain employees, directors, consultants, etc.) the opportunity to receive a broad variety of equity based and cash awards. Options granted vest and are exercisable for periods determined by the Board of Directors, not to exceed 10 years from the date of grant. Options for a total of 2,492,583 shares of common stock are outstanding at September 30, 2007 under the 1997 Incentive Plan, as amended and restated in fiscal year 2006. Prior to the adoption of the 2006 Incentive Plan, 225,000 stock options were granted in fiscal year 2007 under the 1997 Incentive Plan. Upon the adoption of the 2006 Incentive Plan, no new awards were granted under the 1997 Plan. No shares are available for future grants under the Company’s 1997 Stock Option Plan.

The following tables summarize stock option activity during the first three months of fiscal year 2008:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Life

Outstanding at June 30, 2007	2,532,583	$0.62
Grants	-
Exercises	-
Cancellations	-
Outstanding at September 30, 2007	2,532,583	$0.62	$8.32 years

Information related to the stock options outstanding as of September 30, 2007 is as follows:

Range of Exercise Prices	Number of Shares	Weighted-Average Remaining Contractual Life (years)	Weighted-Average Exercise Price	Exercisable Number of Shares	Exercisable Weighted-Average Exercise Price
$.25	165,000	9.02	$0.25	81,668	$0.25
$.30	100,000	8.90	0.30	20,000	0.30
$0.46	20,000	8.17	0.46	20,000	0.46
$0.55	1,313,583	8.61	0.55	758,101	0.55
$0.83	934,000	7.72	0.83	607,100	0.83
$0.25-$0.83	2,532,583	8.32	$0.62	1,486,869	$0.64

The aggregate intrinsic value of the Company’s “in-the-money” outstanding and exercisable options as of June 30, 2007 was $19,000 and $5,000, respectively, and as of September 30, 2007 was $0 and $0, respectively.

On June 13, 2005 the Company issued options to purchase 934,000 shares (“Performance Options”) of common stock at an exercise price of $0.83 per share. At the date of issuance, 30% of the options vested immediately, and the remaining options were subject to vesting upon the achievement of certain financial milestones by the Company. During fiscal 2007, certain of these milestones were met, and an additional 35% of the options vested as of July 31, 2007. During the first quarter of fiscal year 2008, certain of these milestones were met, and the remaining 35% of the options vested on October 31, 2007.

On May 9, 2006, the Company’s Board of Directors approved the repricing of certain stock options held by employees and certain members of the Board of Directors in order to provide those employees and directors holding stock options with exercise prices significantly above recent trading prices with better performance incentives. The new exercise price per share of common stock subject to such options (“Repriced Options”) was set at $0.55. The new exercise price per share applies to all stock options with an original exercise price above $0.55 per share, other than an option to purchase 560,400 shares of common stock held by Joseph Forkey and an option to purchase 373,600 shares of common stock held by Richard Forkey. Approximately 383,000 options were affected in the repricing.

According to Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, the Performance Options and Repriced Options were subject to variable accounting until the awards are exercised, forfeited, or expire unexercised, which includes periodic measurement of compensation expense based on the intrinsic value of the options. The compensation cost, if any, was recognized and adjusted quarterly for vested options or ratably over the vesting period for unvested options. No compensation expense related to these stock options was reflected in the net loss for the quarter ended June 30, 2006 as all options granted had an exercise price greater than the market value of the underlying common stock as of June 30, 2006. Upon the adoption of SFAS No. 123(R) by the Company on July 1, 2006, these options were no longer subject to variable accounting.  Compensation related to these options is included in the amounts disclosed above for the three month periods ended September 30, 2007 and 2006.

4.   STOCKHOLDERS’ EQUITY

Private Placement

In February 2007, the Company completed a private placement with institutional and other accredited investors pursuant to which it sold an aggregate of 10,000,000 shares of common stock, at a price of $0.25 per share and warrants to purchase an aggregate of 10,000,000 shares of common stock at an exercise price of $0.32 per share. Net cash proceeds to the Company (after offering costs of $123,784) were $2,376,216. On March 16, 2007, in order to fulfill its contractual obligations, the Company filed a registration statement with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, to register for resale the shares of common stock issued and the shares of common stock issuable upon the exercise of the warrants sold in this private placement. The Company’s registration statement on Form SB-2 covering the securities sold in the private placement was declared effective on March 23, 2007. The Company is obligated to keep the registration statement effective until the earlier of (i) such time as all of the shares covered by the prospectus have been sold or (ii) the date on which the shares may be resold pursuant to Rule 144(k) of the Securities Act of 1933 (the “Securities Act”). Except in the event of adverse market conditions and certain permitted delays, if the Company fails to maintain the effectiveness of the prospectus then it will be required to pay liquidated damages to the holders of shares registered thereunder in an amount equal to 1.0% of the aggregate amount invested by such holder for each 30-day period or pro rata for any portion thereof following the date by which such prospectus should have been effective.

Item 2

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Management's Discussion and Analysis of Financial
Condition and Results of Operations

Important Factors Regarding Forward-Looking Statements

When used in this discussion, the words “believes,” “anticipates,” “intends to,” “could,” “expects,” “may,” “estimates,” “plans,” “envisions,” “seeks,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. These risks and uncertainties, many of which are not within our control, include, but are not limited to, the uncertainty and timing of the successful development of our new products; our ability to raise capital and to continue as a going concern; decisions by customers to place orders for our products; the risks associated with reliance on a few key customers; our ability to attract and retain personnel with the necessary scientific and technical skills; the timing and completion of significant orders; the timing and amount of our research and development expenditures; the timing and level of market acceptance of customers’ products for which we supply components; performance of our vendors; our ability to control costs associated with performance under fixed price contracts; and the continued availability of essential supplies, materials and services. We caution investors not to place undue reliance on these forward looking statements, which speak only as of the date hereof. We undertake no obligation to revise or update these forward-looking statements to reflect events or circumstances that may occur after the date hereof or to reflect the occurrence of unanticipated events.

Overview

The Company, a developer and manufacturer of advanced optical instruments since 1982, designs and produces high-quality optical thin film coatings, micro-optics, medical instruments, and other advanced optical systems. The Company’s medical instrumentation line includes laparoscopes, arthroscopes and endocouplers and a world-class product line of 3-D endoscopes for use in minimally invasive surgical procedures.

The Company is currently developing specialty instruments incorporating its Lenslock TM technology (patent pending) which ensures lower cost, easier repairability and enhanced durability. The Company is also aggressively pursuing ultra-small instruments (some with lenses less than one millimeter in diameter) utilizing micro-precision TM lens technology (patent pending). The Company is also exploring new initiatives in single-molecule technology and nanotechnology for biomedical and other applications.

Precision Optics Corporation is certified to the ISO 9001 and ISO 13485 Quality Standards and complies with the FDA Good Manufacturing Practices and the European Union Medical Device Directive for CE marking of its medical products. The Company’s internet website is www.poci.com.

The areas in which the Company does business are highly competitive and include both foreign and domestic competitors. Many of the Company’s competitors are larger and have substantially greater resources than the Company. Furthermore, other domestic or foreign companies, some with greater financial resources than the Company, may seek to produce products or services that compete with those of the Company. The Company routinely outsources specialized production efforts as required, both domestic and off-shore to obtain the most cost effective production. Over the years, the Company has achieved extensive experience with other optical specialists worldwide.

Since the 1990’s the Company has maintained a Hong Kong subsidiary to support business and quality control activities as required throughout Asia. The Company believes that the cost savings from such production is essential to the Company’s ability to compete on a price basis in the medical products area particularly and to the Company’s profitability in general.

The Company believes that competition for sales of its medical products and services, which have been principally sold to original equipment manufacturer (OEM) customers, is based on performance and other technical features, as well as other factors, such as scheduling and reliability, in addition to competitive price.

The Company believes that its future success depends to a large degree on its ability to continue to conceive and to develop new optical products and services to enhance the performance characteristics and methods of manufacture of existing products. Accordingly, it expects to continue to seek to obtain product-related design and development contracts with customers and to invest its own funds on research and development, to the extent funds are available.

Critical Accounting Policies and Estimates

General

Management’s discussion and analysis of financial condition and results of operations are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of these consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition

The Company recognizes revenue in accordance with U.S. GAAP and the Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition in Financial Statements. SAB No. 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the price to the buyer is fixed or determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the price to the buyer charged for products delivered or services rendered and collectibility of the sales price. The Company assesses credit worthiness of customers based upon prior history with the customer and assessment of financial condition. The Company’s shipping terms are customarily FOB shipping point.

Bad Debt

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Allowances for doubtful accounts are established based upon review of specific account balances and historical experience. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make future payments, additional allowances may be required.

Inventories

The Company provides for estimated obsolescence on unmarketable inventory based upon assumptions about future demand and market conditions. If actual demand and market conditions are less favorable than those projected by management, additional inventory write downs may be required. Inventory, once written down, is not subsequently written back up, as these adjustments are considered permanent adjustments to the carrying value of the inventory.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

The Company accounts for impairment of long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of through sale are reported at the lower of the carrying amount or fair value less estimated costs to sell.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the likelihood of utilization of existing deferred tax assets, management has considered historical results of operations and the current operating environment.

Stock-Based Compensation

On July 1, 2006, the Company adopted SFAS No. 123(R) Accounting for Stock-Based Compensation (“SFAS No. 123(R)”), which requires the measurement and recognition of all compensation costs for all stock based awards made to employees and the Board of Directors based upon fair value over the requisite service period for awards expected to vest. Prior to adoption, the Company accounted for stock options under the intrinsic value method set in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and provided the required pro forma disclosures prescribed by SFAS No. 123, Accounting for Share-based Compensation (“SFAS No. 123”), as amended.

SFAS 123(R) requires the Company to estimate the fair value of share-based awards on the date of grant using an option pricing model. The Company adopted SFAS 123(R) using the modified prospective transition method which required the application of the accounting standard starting July 1, 2006.

Results of Operations

Total revenues for the quarter ended September 30, 2007 (the first quarter of fiscal year 2008) were $1,101,728, an increase of $674,103 or 158% from the same period in the prior year. The increase was due principally to shipments to a significant new customer of an advanced surgical visualization system, along with the introduction of other new products. The advanced surgical visualization system relied heavily on the Company’s experience and proprietary technology in the area of medical optics systems, specifically in the area of advanced optical endoscopic instrumentation.

Revenues from the Company’s largest customers, as a percentage of total revenues, for the three months ended September 30, 2007 and 2006, were as follows:

	2007	2006
Customer A	56%	38%
Customer B	-	10
All Others	44	52
	100%	100%

No other customer accounted for more than 10% of the Company’s revenues during those periods.

At September 30, 2007, receivables from the Company’s three largest customers were approximately 44%, 11% and 11%, respectively, of the total net accounts receivable. At June 30, 2007, receivables from the Company’s largest customer were 61% of the total net accounts receivable. No other customer accounted for more than 10% of the Company’s receivables as of September 30, 2007 and June 30, 2007.

Gross profit for the quarter ended September 30, 2007 was $306,294, which reflects a favorable change of $262,129, compared to the quarter ended September 30, 2006. Gross profit for the quarter ended September 30, 2007 as a percentage of revenues increased from 10% for the quarter ended September 30, 2006 to 28% in the current quarter. The 18% favorable change in gross profit was due primarily to increased sales volume as a result of sales of a new advanced surgical visualization system to a significant new customer in the first quarter of fiscal year 2007 compared to the first quarter of fiscal year 2006.

Research and development expenses were $302,433 for the quarter ended September 30, 2007, compared to $264,523 for the same period last year. The increase was due primarily to activities aimed at the development of several new products. Quarterly research and development expenses depend on the Company’s assessment of new product opportunities and available resources. Research and development expenses were net of reimbursement of related costs of $1,000 and $46,529 during the quarters ended September 30, 2007 and 2006, respectively.

Selling, general and administrative expenses were $475,512, a decrease of $7,512, or 2%, for the quarter ended September 30, 2007 compared to the same period last year.

Interest income decreased by $10,400, or 68%, for the quarter ended September 30, 2007 compared to the same period the previous year. The decrease was due to a lower base of cash and cash equivalents offset by higher interest rates.

No income tax provision was recorded in the first quarter of fiscal year 2007 or 2006 because of the losses generated in those periods.

Liquidity and Capital Resources

The company competes in highly technical, very competitive, and in most cases, price driven segments of the medical instrument market place where products can take years to develop and introduce to distributors and end users. Furthermore, research and development, manufacturing, marketing and distribution activities are strictly regulated by FDA, ISO and other regulatory bodies that, while intended to enhance the ultimate quality and functionality of products produced, can contribute to the significant cost and time needed to maintain existing products and develop and introduce product enhancements and new product innovations.

The company has traditionally funded working capital needs through product sales, management of working capital components of its business, and most prominently, by cash received from public and private offerings of its common stock. In July 2004, the Company completed a rights offering to stockholders of record at June 7, 2004 by issuing 5,256,159 shares of common stock, raising net cash proceeds of approximately $5 million. In April 2006, the Company sold 8,450,000 shares of its common stock, raising net cash proceeds of approximately $2 million. Additionally, in February 2007, the Company sold an aggregate of 10,000,000 shares of common stock and warrants to purchase an aggregate of 10,000,000 shares of common stock at an exercise price of $0.32 per share, raising net cash proceeds of approximately $2.4 million.

The company has incurred quarter to quarter operating losses during its recent efforts to develop current products including endoscopes, image couplers, beamsplitters, thin film coatings, night vision and micro-optic lenses, prisms and assemblies for various applications and utilizing a number of proprietary and patent-pending technologies including Lenslock TM endoscope and micro-precision TM lens technologies. Management expects that such operating losses will continue through fiscal year 2008 and until sales increase to breakeven and profitable levels. Management also believes that the opportunities represented by these products have the potential to generate sales increases to achieve breakeven and profitable results.

The Company’s current financial condition may raise doubt among potential equity investors, customers and suppliers regarding the Company’s ability to continue as a going concern. There can be no assurance that the Company will be able to obtain working capital funds necessary in the time frame needed and at satisfactory terms to correct the current going concern issue.

As of September 30, 2007, cash and cash equivalents were $539,729, accounts receivable were $657,137 and current liabilities were $509,829, resulting in a net liquid asset amount of $687,037. Based on the current financial condition of the company and the expectation of future continued quarterly operating losses during fiscal 2008, Management is currently investigating and evaluating alternatives for raising additional capital through private and public debt and equity offerings that can be completed by late 2007 or early 2008.

Contractual cash commitments for the fiscal years subsequent to September 30, 2007 are summarized as follows:

	2008	Thereafter	Total

Operating leases	$21,488	$371	$21,859

The Company generally provides a standard one-year warranty on materials and workmanship to its customers. The Company provides for estimated warranty costs at the time product revenue is recognized. Warranty costs are included as a component of cost of goods sold in the accompanying consolidated statements of operations. For the three month periods ended September 30, 2007 and 2006, warranty costs were not significant.

Trends and Uncertainties That May Affect Future Results

First quarter 2008 revenues were the second highest in six years. This was due in large part to shipments of the advanced surgical visualization system discussed below, the design of which relies heavily on the Company’s medical optics technologies, specifically in the area of advanced optical endoscopic instrumentation. The Company expects its recent pattern of quarter-to-quarter revenue fluctuations to continue, due to the introductory stage of many of the Company’s products currently under development and the uncertain timing of orders from customers and their size in relation to total revenues. The Company continues to move forward with new products and technical innovations, in particular, a new generation of endoscopes that incorporate Lenslock TM technology (patent pending), new components and instruments utilizing the Company’s new micro-precision TM lens technology (patent pending) for optical components and endoscopes under 1 mm, new custom medical products, new night vision lenses and new thin film products.

Over the past few years new product and technology development has undergone significant changes in shifting the emphasis of R&D efforts from the development of underlying technologies to market exploitation in the applications of these new technologies. These have already been realized to some degree in a number of areas. Over the past two to three years these developments have produced revenues from new micro- precision TM lens products and new Lenslock TM endoscopes. Recent initiatives in the area of micro-precision TM lenses address specific customer opportunities in different medical specialty applications. In endoscope technologies we continue new product offerings in our Lenslock TM product line. Since December 2005, over 280 ENT endoscopes with diameter of 2.7 mm that incorporate Lenslock TM technology have been shipped. The Company is currently launching its 4 mm Lenslock TM sinuscope, is finalizing prototypes of its 5 mm Lenslock TM laparoscope, and is actively pursuing development of its 4 mm Lenslock TM wide field arthroscope. All of these Lenslock TM endoscopes are expected to be in production in the near future. The Company believes that Lenslock TM technology has advantages over competitive products due to ease of manufacture and repair, superior image quality, significant cost effectiveness and quality of repair and that further incorporating this into its endoscope product line will lead to increased sales.

During fiscal year 2007, the Company began shipments of an advanced surgical visualization system to a significant new customer. These shipments are pursuant to production orders totaling over $1 million. Shipments of the advanced surgical visualization system were in excess of $600,000 in fiscal year 2007 with the balance of the order delivered in the first quarter of fiscal year 2008. Possible follow-on orders will be dependent on market acceptance and other considerations at that time and no assurances regarding any such order can be made.

Going forward, our business plan is aimed at applied development for revenue bearing products. Some examples beyond the new instruments mentioned above include the lenses we developed for a new color night vision system that we are beginning to manufacture in pre-production quantities, as well as a new line of industrial filter thin film coatings, which we have developed over the last 18 months and just recently began to ship to a specific customer.

Notwithstanding the need to obtain additional financing, the Company believes that the recent introduction of several new products, along with new and on-going customer relationships, have the potential to generate additional revenues, which are required in order for the Company to achieve profitability.

In an effort to decrease operating expenses, the Company has recently begun implementing cost containment plans including work force reductions, deferring of certain development initiatives and focusing on a limited number of products and technologies expected to provide near term revenues. The Company will continue its review of other expense areas to determine where additional reductions in discretionary spending can be achieved. There can be no assurance that the Company's operating plans will be successful or that the Company will be successful in obtaining the capital necessary to continue ongoing operations. If the Company is unable to raise sufficient working capital by the second or third quarters of fiscal year 2008, some or all of its operations will have to be shut down.

For the quarter ended September 30, 2007, cash and cash equivalents decreased by $300,450 compared to a decrease of $1,270,980 for the previous quarter ended June 30, 2007 as a result of negative cash flows from operating activities.

Capital equipment expenditures during the quarter ended September 30, 2007 were $22,045, down from $24,481 for the same period in 2006. Future capital equipment expenditures will be dependent upon future sales and success of on-going research and development efforts.

Section 404 of the Sarbanes-Oxley Act of 2002, requiring companies to report on the effectiveness of the Company’s internal controls over financial reporting, will first apply to the Company’s Annual Report on Form 10-KSB for the fiscal year ending June 30, 2008. The Company expects its operating expense will increase as a result of the costs associated with the implementation of and maintaining compliance with Section 404.

Item 3 Controls and Procedures

As of the end of the period covered by this quarterly report, the Company’s Principal Executive Officer and Principal Financial Officer have conducted an evaluation of the Company’s disclosure controls and procedures. Based on their evaluation, the Company’s Principal Executive Officer and Principal Financial Officer have concluded that the Company’s disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Securities Exchange Act of 1934 is (i) recorded, processed, summarized and reported within the time periods specified in the applicable Securities and Exchange Commission rules and forms and (ii) accumulated and communicated to the Company’s management, including the Company’s Principal Executive Officer and the Company’s Principal Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

There was no change in the Company’s internal control over financial reporting during the Company’s most recently completed fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II. OTHER INFORMATION

Items 1-5

Not Applicable.

Item 6 Exhibits

Exhibit	31.1 -	Certifications of the Company’s Chief Executive Officer required by Rule 13a-14(a)/15d-14(a)

Exhibit	31.2-	Certification of the Company’s Chief Financial Officer required by Rule 13a-14(a)/15d-14(a)

Exhibit	32.1-	Certifications of the Company’s Chief Executive Officer and Chief Financial Officer required by Rule 13a-14(b) and 18 U.S. C. 1350.

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRECISION OPTICS CORPORATION, INC.

Date: November 14, 2007	By:	/s/ Richard E. Forkey
Richard E. Forkey
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Michael T. Pieniazek
Michael T. Pieniazek
Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit 31.1 -	Certifications of the Company’s Chief Executive Officer required by Rule 13a-14(a)/15d-14(a)

Exhibit 31.2 -	Certification of the Company’s Chief Financial Officer required by Rule 13a-14(a)/15d-14(a)

Exhibit 32.1 -	Certifications of the Company’s Chief Executive Officer and Chief Financial Officer required by Rule 13a-14(b) and 18 U.S.C. 1350

Exhibit 31.1

Certification of Chief Executive Officer Required by Rule 13a-14(a)/15d-14(a)

I, Richard E. Forkey, certify that:

1.	I have reviewed this Quarterly Report on Form 10-QSB of Precision Optics Corporation, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.
The small business issuer’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.
The small business issuer’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: November 14, 2007
/s/ Richard E. Forkey
Richard E. Forkey Chief Executive Officer

Exhibit 31.2

Certification of Chief Financial Officer Required by Rule 13a-14(a)/15d-14(a)

I, Michael T. Pieniazek, certify that:

1.	I have reviewed this Quarterly Report on Form 10-QSB of Precision Optics Corporation, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.
The small business issuer’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter
(the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.
The small business issuer’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: November 14, 2007
/s/ Michael T. Pieniazek
Michael T. Pieniazek Chief Financial Officer

Exhibit 32.1

PRECISION OPTICS CORPORATION, INC.

CERTIFICATION PURSUANT TO
SECTION 1350, CHAPTER 63 OF TITLE 18, UNITED STATES CODE,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

We, Richard E. Forkey, Chief Executive Officer, and Michael T. Pieniazek, Chief Financial Officer, of Precision Optics Corporation, Inc. (the “Company”), certify, pursuant to Section 1350, Chapter 63 of Title 18, United States Code, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)
The Quarterly Report on Form 10-QSB of the Company for the quarterly period ended September 30, 2007 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78 m or 78o(d)); and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 14, 2007
/s/ Richard E. Forkey
Richard E. Forkey, Chairman of the Board, Chief Executive Officer, President and Treasurer

/s/ Michael T. Pieniazek
Michael T. Pieniazek, Vice President and Chief Financial Officer

A signed original of this written statement required by Section 906 has been provided to Precision Optics Corporation, Inc. and will be retained by Precision Optics Corporation, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.